EXHIBIT 4(c)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                               RIDER PROVIDING
         WAIVER OF SURRENDER CHARGES DUE TO DISABILITY WITH 12 MONTHS
             OR LESS TO LIVE, OR DUE TO CONFINEMENT IN A HOSPITAL,
              CONVALESCENT NURSING HOME OR EXTENDED CARE FACILITY

This rider has been added to and made a part of the Contract to which it is attached.

The following provisions are hereby added to the Contract.

SURRENDER CHARGE EXCEPTION DUE TO DISABILITY (DEFINED AS BEING TERMINALLY ILL WITH 12 MONTHS OR LESS TO LIVE).

A Surrender Charge will not apply to partial or total surrenders if we receive satisfactory evidence that due to disability, the Annuitant is considered to be terminally ill with 12 months or less to live.

SURRENDER CHARGE EXCEPTION DUE TO CONFINEMENT IN A HOSPITAL, CONVALESCENT NURSING HOME OR EXTENDED CARE FACILITY.

A surrender charge will not apply to Partial or Total Surrenders if we are given written proof that the Annuitant is (or was) confined in a Hospital, Convalescent Nursing Home or Extended Care Facility, provided that:

1. Such confinement was for a period of 30 consecutive days or more; and

2. The surrender request is made:

     a. While the Annuitant is confined in such facility; or

     b. Within 30 days after discharge from such facility.

                                  DEFINITIONS

PHYSICIAN. The term "Physician" means an individual who:

1. Is licensed to practice medicine and treat illness or injury in the state in which treatment is received;

2. Is acting within the scope of his or her license; and

3. Is not the Annuitant, the Owner, a person who lives with the Annuitant or Owner, or a member of the immediate family of the Annuitant or Owner.

IMMEDIATE FAMILY. The term "Immediate Family" means a spouse, child, brother, sister, parent or grandparent of:

1. The Owner or the Annuitant; or

2. A spouse of the Owner or the Annuitant.

HOSPITAL. The term "Hospital" means a facility that:

1. Is operated pursuant to law;

2. Provides services:

     a. On its premises; or

     b. In facilities available to the hospital on a contractual basis;

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3. Provides or operates medical,  diagnostic and major surgical facilities for the care and treatment of sick or injured persons:

     a. On an inpatient basis; and

     b. For which a charge is made;

4. Is under the supervision of a staff of one or more duly licensed physicians;

5. Provides 24-hour nursing service by or under the supervision of a registered nurse (R.N.);

6. Has x-ray and laboratory facilities, and

7. Maintains   permanent  medical  history  records.

CONVALESCENT NURSING HOME OR EXTENDED CARE FACILITY. THE TERM "CONVALESCENT NURSING HOME" (NURSING HOME) OR "EXTENDED CARE FACILITY" MEANS A NURSING HOME OR EXTENDED CARE FACILITY THAT:

1. Is operated pursuant to law;

2. Is primarily engaged in providing:

     a. Room and board accommodations; and

     b. Skilled nursing care under the supervision of a duly licensed physician; and

3. Provides continuous 24-hour a day nursing service by or under the supervision of a registered nurse (R.N.); and

4. Maintains a daily medical record on each patient.

This definition does not include any home or facility used primarily for rest or the aged.

WRITTEN PROOF. Surrender Charges will be waived subject to the following requirements:

1. The Owner must submit a request for full or partial surrender, on a form acceptable to us, while the Contract and this rider are in force. The form must state the basis for Surrender Charges to be waived.

2. If Surrender Charges are to be waived due to the Annuitant's terminal illness with 12 months or less to live, we must receive a written statement signed by a Physician providing:

     a. The diagnosis; and

     b. A statement that the Annuitant is terminally ill, and the Annuitant's medical condition is expected to result in death in 12 months or less.

   A second medical opinion may be requested at our expense. If the second opinion differs from the first, we will submit all medical information to an independent third party, and will rely on the third party's decision.

3. If Surrender Charges are to be waived due to the Annuitant's confinement in a Hospital, Nursing Home or Extended Care Facility, we must receive:

     a. A signed  statement  from the Hospital,  Nursing home or Extended Care
        Facility providing the name of the Annuitant and the dates of confinement; or

     b. A copy of an invoice from the Hospital, Nursing home or Extended Care Facility providing the name of the Annuitant, and the dates of confinement.


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CONTRACT PROVISIONS APPLICABLE.

This rider is subject to all the  conditions and provisions of the Contract to
which  it  is   attached   except  as   otherwise   provided  in  this  rider.

CONSIDERATION.

The consideration for this rider is payment of the initial Purchase Payment for the base Contract. There is no charge for this rider.

The effective date of this rider is the Date of Issue of the Contract to which this rider is attached. This rider will terminate upon termination of the Contract.

                                          /s/DEF
                                          ---------
                                          President

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